Exhibit 99.4

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common stock, par value $0.005 per share, of SoundThinking, Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a Reporting Person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: September 30, 2026

TRANSOM CAPITAL PUBLIC FUND, LP
By: Transom Capital Public Fund GP, LLC, its general partner

Signature:	/s/ Russell Roenick
Name/Title:	Russell Roenick, sole managing member

TRANSOM CAPITAL PUBLIC FUND GP, LLC

Signature:	/s/ Russell Roenick
Name/Title:	Russell Roenick, sole managing member

RUSSELL ROENICK

Signature:	/s/ Russell Roenick
Name/Title:	Russell Roenick